                                                                    Exhibit 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                          ----------------------------------     ------------
                                                                                      Six
                                                                                    Months
                                                                                     Ended
                                                Year Ended December 31,            June 30,
                                          ----------------------------------     ------------
                                           1997   1998   1999   2000   2001          2002
                                           ----   ----   ----   ----   ----          ----
Ratio of earning to fixed charges....       2.1    2.7    3.3    4.0    (a)           1.2

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(a) Our earnings were inadequate to cover fixed charges for the year ended December 31, 2001 due to reorganization and other charges recorded by us, which aggregated $144.4 million on a pre-tax basis. See "Reorganization and Other Charges" in our "Management's Discussion and Analysis of Financial Condition and Results of Operations of MONY Holdings (Generally Accepted Accounting Principles)" for further information. Excluding such charges the ratio of earnings to fixed charges for 2001 would have been 1.6.


         The ratio of earnings to fixed charges is calculated as follows:

(income before extraordinary charges and income taxes) +(fixed charges*) - (capitalized interest)
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                                                (fixed charges)

*For purposes of calculating the ratios, fixed charges consist of interest on debt, interest credited to policyholder account balances, accretion of discount on debt and the interest portion of rental expenses on operating leases.